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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Enterprise Financial Services Corp:

We consent to the incorporation by reference in the registration statement on Form S-8 of Enterprise Financial Services Corp (formerly Enterbank Holdings, Inc.) of our report dated March 27, 2002, with respect to the consolidated balance sheets of Enterprise Financial Services Corp as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Enterprise Financial Services Corp.

/s/ KPMG LLP

St. Louis, Missouri
October 30, 2002